                                                                 Exhibit (d)(26)

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS AGREEMENT is made and entered into as of the 2nd day of May, 2001, by and among Firstar Investment Research and Management Company, LLC, a Wisconsin limited liability company ("FIRMCO"), U.S. Bancorp Piper Jaffray Asset Management, Inc., a Delaware corporation ("PJAM"), and Firstar Funds, Inc., a Wisconsin corporation (the "Company"), for and on behalf of each separately managed portfolio represented by a series of the Company's shares of Common Stock (each, a "Fund" and, collectively, the "Funds").

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, FIRMCO currently serves as the Company's investment adviser pursuant to (1) the Investment Advisory Agreement between First Wisconsin Trust Company and the Company dated August 29, 1991, and the Assumption and Guarantee Agreements between Firstar Trust Company (formerly, "First Wisconsin Trust Company") and FIRMCO (formerly "First Wisconsin Asset Management") dated February 2, 1992 and June 17, 1993 and (2) the Investment Advisory Agreement between FIRMCO and the Company dated March 27, 1992, and the related Addenda dated December 27, 1992, February 5, 1993, August 1, 1995, August 15, 1997, September 2, 1997, December 1, 1997, November 1, 1999 and November 27, 2000.

     WHEREAS, FIRMCO wishes to assign its rights, duties and obligations under the Advisory Agreements to PJAM, and PJAM wishes to assume such rights, duties and responsibilities with respect to each Fund, each subject to the terms and conditions of this Agreement; and

     WHEREAS, PJAM represents that the assignment and assumption of rights, duties and obligations under the Advisory Agreement to and by PJAM will not result in a change of actual control or management of the Company's investment adviser and, therefore, pursuant to Rule 2a-6 under the 1940 Act, will not constitute an "assignment" of the Advisory Agreement within the meaning of
Section 15(a)(4) of the 1940 Act; and

     WHEREAS, the Board of Directors of the Company, including a majority of the directors who are not parties to this Agreement or "interested persons" (within the meaning of the 1940 Act) of any party to this Agreement, have approved and authorized the execution and delivery of this Agreement.

     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

     1. FIRMCO hereby assigns and conveys all of its rights, duties and obligations under the Advisory Agreements, to PJAM, and PJAM hereby assumes all of such rights, duties and obligations under the Advisory Agreements, in each case subject to the terms of this Agreement.

     2. Except as modified by this Agreement, all of the provisions, terms and conditions set forth in the Advisory Agreements shall remains in full force and effect.

     3.  The Company hereby consents to this Agreement

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

FIRSTAR INVESTMENT RESEARCH          U.S. BANCORP PIPER JAFFRAY
 AND MANAGEMENT COMPANY, LLC          ASSET MANAGEMENT, INC.


By:  /s/ Laura Rauman                By:  /s/ Jeffrey Squires
---------------------                ------------------------
 Name:  Laura Rauman                   Name:  Jeffrey Squires
 Title:  Senior Vice President         Title:  Senior Vice President


FIRSTAR FUNDS, INC.


By:  /s/ Marian Zentmyer
------------------------
 Name:  Marian Zentmyer
 Title:  President

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